                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                IMC GLOBAL INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                                                                 March 17, 1998

[LOGO OF IMC GLOBAL]

Dear Stockholder:

  You are cordially invited to attend the IMC Global Inc. 1998 Annual Meeting of Stockholders. The meeting will be held in the Windsor Room of the Deer Path Inn, 255 East Illinois Road, Lake Forest, Illinois 60045 on April 29, 1998 at 12:00 noon local time. Directions to the Deer Path Inn are included in this Proxy Statement. A Notice of the Annual Meeting, a Proxy Statement covering the formal business of the meeting, the 1997 Annual Report of the Company, a proxy card and related information are enclosed. At the meeting we will report on the Company's operations during the fiscal year ended December 31, 1997.

  I encourage you to attend the meeting. If you plan to do so, check the appropriate box on the accompanying proxy card. Regardless of whether you expect to attend, please promptly sign and return the proxy card in the enclosed postage-paid envelope. Even if you execute this proxy, you may revoke the proxy at any time before it is voted. If you attend the meeting and wish to vote in person, you will be able to do so even if you have previously returned your proxy card.

  I also want to let you know that the Company recently launched an Internet site on the World Wide Web (http://www.imcglobal.com) to provide up-to-date information about the Company.

  Your cooperation and prompt attention to this matter are appreciated.

Sincerely,

/s/ Robert E. Fowler, Jr.

Robert E. Fowler, Jr.
President and Chief Executive Officer

2100 Sanders Road
Northbrook, Illinois 60062-6146
Telephone 847-272-9200

                                                        Headquarters Office:
                                                        2100 Sanders Road
                                                        Northbrook, Illinois
                                                        60062-6146

[LOGO OF IMC GLOBAL]

                               ----------------

                 Notice of 1998 Annual Meeting of Stockholders

                               ----------------

To Our Stockholders:

  The 1998 Annual Meeting of Stockholders of IMC Global Inc., a Delaware corporation, will be held in the Windsor Room of the Deer Path Inn, 255 East Illinois Road, Lake Forest, Illinois 60045 on April 29, 1998, at 12:00 noon local time, to consider and act upon the following matters, each of which is explained more fully in the following Proxy Statement:

    1. To elect four directors for terms expiring in 2001, each as recommended by the Board of Directors;

    2. To authorize and approve the IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors;

    3. To ratify the appointment of Ernst & Young LLP as independent auditors to examine and report on the financial statements of the Company for the year ending December 31, 1998; and

    4. To transact any other business that may properly come before the 1998 Annual Meeting of Stockholders or any adjournment thereof.

  A proxy card for your use in voting on these matters is also enclosed.

  In accordance with the Amended and Restated By-Laws and resolutions of the Board of Directors, only common stockholders of record at the close of business on March 9, 1998 are entitled to notice of and to vote at the 1998 Annual Meeting of Stockholders.

By Order of the Board of Directors


/s/ Rose Marie Williams

Rose Marie Williams
Corporate Secretary
March 17, 1998

                               TABLE OF CONTENTS

The IMC Global Board and Board Committees..................................   1
  The Board of Directors...................................................   1
  Committees of the Board of Directors.....................................   1
Report of the Compensation Committee.......................................   2
  Compensation Philosophy and Objectives...................................   2
  Compensation Components and Process......................................   3
  Policy on Deductibility of Compensation..................................   4
  Stock Ownership Guidelines...............................................   4
  Chief Executive Officer Compensation.....................................   4
Stockholder Return Information.............................................   5
Policies Relating to the Board of Directors................................   6
  Nomination and Selection of Directors....................................   6
  Compensation of Directors................................................   6
  Attendance...............................................................   6
  Retirement from the Board................................................   6
Beneficial Ownership of Common Stock.......................................   7
  Ownership of Common Stock by Directors and Executive Officers............   7
  Ownership of Common Stock by Others......................................   9
  Section 16(a) Beneficial Ownership Reporting Compliance..................   9
Executive Compensation.....................................................  10
  Compensation of Executive Officers.......................................  10
  Retirement Plans.........................................................  12
  Contingent Employment Agreements.........................................  13
  Employment and Other Agreements..........................................  14
  Management Compensation and Benefit Assurance Program....................  14
  Severance Plans..........................................................  16
  Non-Competition Agreements...............................................  16
  Compensation Committee Interlocks and Insider Participation..............  17
The Annual Meeting.........................................................  18
  Proxies and Voting at the Annual Meeting.................................  18
  Matters to Be Considered at the Annual Meeting...........................  19
    Election of Directors..................................................  19
    Approval of the IMC Global Inc. 1998 Stock Option Plan for Non-Employee
     Directors.............................................................  22
    Ratification of Appointment of Independent Auditors....................  25
Miscellaneous Information..................................................  26
  Discretionary Voting Authority...........................................  26
  Stockholder Proposals and Nominations for the 1999 Annual Meeting of
   Stockholders............................................................  26
Directions to the Deer Path Inn, Lake Forest, Illinois.....................  27
Exhibit A (IMC Global Inc. 1998 Stock Option Plan for Non-Employee
 Directors)................................................................ A-1

                                PROXY STATEMENT

IMC GLOBAL INC.
2100 Sanders Road
Northbrook, Illinois 60062-6146

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IMC Global Inc. (the "Company" or "IMC Global") for the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 29, 1998. Notice of this meeting to all stockholders of record entitled to vote as of March 9, 1998, accompanies this Proxy Statement. Additional information with respect to voting at the Annual Meeting and the matters to be voted on at the Annual Meeting are described in this Proxy Statement under the caption "The Annual Meeting." As of the close of business on March 9, 1998, there were 114,246,071 outstanding shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock") which may be voted at the Annual Meeting. Only common stockholders of record at the close of business on March 9, 1998 shall be entitled to vote at the Annual Meeting. Each issued and outstanding share of Common Stock is entitled to one vote. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 17, 1998.

  The Annual Report of the Company for the year ended December 31, 1997 is being mailed to stockholders with this Proxy Statement and the proxy card, but the Annual Report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                   THE IMC GLOBAL BOARD AND BOARD COMMITTEES

THE BOARD OF DIRECTORS

  The Board of Directors of the Company consists of fifteen members. Two of the fifteen current directors are also employees of the Company. Wendell F. Bueche is Chairman of the Board and Robert E. Fowler, Jr. is President and Chief Executive Officer of the Company. The Board is divided into three classes with staggered terms of three years each so that the term of one class expires at each annual meeting.

  The Board oversees the management of the business of IMC Global and its subsidiaries and determines overall corporate policies. The Board's primary responsibilities are directing the fundamental operating, financial and other corporate strategies of the Company and evaluating the overall effectiveness of the Company's management. The Board meets not less than six times a year. Information is made available to the Directors a reasonable period before each meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Committee on Directors and Board Affairs and the Environmental, Health and Safety Committee, each of which plays a significant role in the discharge of the Board's duties and obligations. The membership of each committee is described in this Proxy Statement under the caption "The Annual Meeting--Matters to Be Considered at the Annual Meeting--Election of Directors."

 The Executive Committee

  The Executive Committee, which is comprised of the Company's Chairman of the Board, Chief Executive Officer and three non-employee Directors, met five times in 1997. The responsibilities of the Executive Committee include acting on matters requiring emergency action when the full Board cannot be convened.

 The Audit Committee

  The Audit Committee, which is comprised of three non-employee Directors, met five times in 1997. The responsibilities of the Audit Committee include evaluating the performance and compensation of the independent auditors of the Company and Phosphate Resource Partners Limited Partnership; reviewing the scope of the annual audits; reviewing the audit results with the independent auditors, management and internal auditors; and reviewing internal control systems and internal audit functions.

 The Compensation Committee

  The Compensation Committee, which is comprised of four non-employee Directors, met three times in 1997. The responsibilities of the Compensation Committee include recommending to the Board the amount and nature of compensation paid by the Company to its executive officers and key employees; administering the stock option, incentive compensation and similar executive benefit plans; reviewing incentive compensation awards; and considering the competitiveness of the Company's executive compensation and other compensation programs with respect to relevant industries and the business community generally.

 The Committee on Directors and Board Affairs

  The Committee on Directors and Board Affairs, which is comprised of three non-employee Directors (together with the Chairman and Chief Executive Officer, who serve as non-voting members of the Committee), met two times in 1997. The responsibilities of the Committee on Directors and Board Affairs include selecting and recommending to the Board nominees for director; recommending to the Board all committee assignments; reviewing the succession plan for senior management; and developing a compensation and benefits program for the Board.

 The Environmental, Health and Safety Committee

  The Environmental, Health and Safety Committee, which is comprised of four non-employee Directors, met five times during 1997. The responsibilities of the Environmental, Health and Safety Committee include reviewing with management and providing oversight for the Company's policies, programs and procedures relating to the environment, health and safety ("EHS") and the implementation thereof; reviewing the Company's compliance with applicable laws, regulations and the EHS policies of the Company; and reviewing reports from management regarding significant administrative, regulatory and judicial proceedings and proposed legislation and rulemaking initiatives that may impact the Company.

                     REPORT OF THE COMPENSATION COMMITTEE

Dear Fellow Stockholders:
  Our Committee is responsible for recommending to the Board of Directors the amount and nature of compensation paid to executive officers and key employees of the Company and administering the Company's employee stock option and incentive plans. Our decisions are based on our in-depth understanding of IMC Global and its long-term strategies, as well as our knowledge of the capabilities and performance of the Company's executives.

COMPENSATION PHILOSOPHY AND OBJECTIVES

  The Committee's principal objective in designing and recommending compensation policies is to develop and administer a comprehensive program designed to attract, motivate and retain outstanding managers who are likely to enhance the profitability of IMC Global and create value for its stockholders. Within this overall philosophy, the Committee's specific objectives are to:

  .  pay for performance on both an individual and corporate level;

  . align stockholder and executive interests by placing a significant portion of executive compensation "at risk";

  . tie executive compensation to the achievement of certain short-term and long-term performance objectives of IMC Global;

  . recognize and reward sustained superior performance by individual officers and key employees; and

  . offer a total compensation program that takes into account the compensation practices of comparable companies.

COMPENSATION COMPONENTS AND PROCESS

  There are three major components of IMC Global's executive officer compensation: (i) base salary, (ii) bonus and (iii) long-term incentive awards.

 Base Salary

  Base salary levels for executives are established based on the Committee's review of industry and national surveys of compensation levels and its review of the recommendations of the compensation professionals retained by the Company. The Committee strives to maintain salary levels which support management development and career enhancement of executives while being competitive with the Company's compensation comparator group. Based on the industry and national surveys described above and the Committee's objective of linking total compensation to individual and Company performance, the Committee intends that base salary will comprise approximately 25% to 35% of an executive's total compensation.

 Bonus

  Executive officers and other key employees of the Company and its subsidiaries participate in the Company's Management Incentive Compensation Program (the "MICP"). Under the MICP, executives are eligible to receive annual incentive awards equivalent to approximately 45% to 65% of base salary upon the attainment of preestablished individual performance objectives and goals established by the Compensation Committee for the Company as a whole and for each of the Company's major operating subsidiaries and business segments. The majority of an executive's MICP award is tied to the attainment of business performance objectives and the remaining portion of such award is tied to individual performance objectives. For 1997, individual, Company and business unit performance objectives applicable to the Company's executives were achieved at varying levels and corresponding MICP awards were made to such executives.

 Long-Term Incentive Awards

  Amended and Restated 1988 Stock Option and Award Plan. The Company uses stock options and restricted stock awards as components of its compensation package because they align the interests of officers and other key employees with those of the Company's stockholders. Stock options are exercisable over a ten-year period, subject to vesting requirements, and allow grantees to purchase shares at the full market price of the stock on the day the options were granted.

  1996 Long-Term Incentive Plan. The 1996 Long-Term Incentive Plan (the "LTIP") is intended to operate in conjunction with the Amended and Restated 1988 Stock Option and Award Plan to further advance the interests of the Company by directly linking a significant component of the long-term incentive compensation of the Company's officers and other key employees to the achievement of specific performance goals established by the Committee. Under the LTIP, performance awards may be made to an officer or other participating key employee at the conclusion of each performance period (generally consisting of three consecutive fiscal years) in the form of cash, or restricted stock, or a combination thereof, if the specific performance goals established by the Committee for such officer or key employee at the beginning of the performance period are achieved. The performance goals established by the Committee for a performance period are based on the economic profit (after-tax cash flow divided by capital employed) of a business unit of the Company and/or of the Company as a whole.

POLICY ON DEDUCTIBILITY OF COMPENSATION

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deductibility by a corporation of annual compensation in excess of $1,000,000 paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors."

  All members of IMC Global's Compensation Committee qualify as outside directors. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee's overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation while retaining the discretion the Committee deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its philosophy and in the best interests of IMC Global and its stockholders.

  The LTIP and the Amended and Restated 1988 Stock Option and Award Plan are designed to meet the performance-based criteria of Section 162(m) of the Code.

STOCK OWNERSHIP GUIDELINES

  In order to align stockholder and executive interests, IMC Global has established Stock Ownership Guidelines (the "Guidelines") for executive officers and business unit presidents. The Guidelines establish ownership targets of Common Stock based on the base salary of the executive and are designed to ensure that executives have invested a substantial portion of their personal wealth in Common Stock.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. Fowler participates in the executive compensation program described throughout this report. Mr. Fowler's total compensation in 1997 reflects his outstanding performance, his leadership of constructive change, his significant contributions in leading the Company's long-term strategic growth and his role overseeing the merger of Freeport-McMoRan Inc. into IMC Global and the pending acquisition of Harris Chemical. Based on the foregoing, a bonus of $423,118 was paid to Mr. Fowler. In addition, Mr. Fowler received a payout of $480,472 under the LTIP and was awarded options to purchase 105,000 shares of Common Stock. Mr. Fowler's base salary was $450,000 for the period January 1, 1997 through June 30, 1997, at which time his base salary increased to $650,000 as a result of his promotion to Chief Executive Officer.

  The Compensation Committee's decisions relating to Mr. Fowler's compensation were ratified by the Board of Directors.

IN CONCLUSION

  We believe that IMC Global's historical and future value is inextricably linked to strong management. Accordingly, in approaching decisions on compensation, we go beyond a simple evaluation of financial results to consider a number of qualitative factors which we believe have contributed and continue to contribute significantly to maximizing stockholder value over the long term.

                                          Respectfully submitted,

                                          Raymond F. Bentele, Chairman
                                          Rod F. Dammeyer
                                          David B. Mathis
                                          Thomas H. Roberts, Jr.

STOCKHOLDER RETURN INFORMATION

  The following performance graph compares the Company's cumulative total return on its Common Stock for a five-year period with the cumulative total return of the Standard & Poor's 500 Stock Index and a peer group of companies selected by the Company (the "Peer Group").

  The following companies comprise the Peer Group: Agrium Inc., Freeport-McMoRan Resource Partners, Limited Partnership (now known as Phosphate Resource Partners Limited Partnership), Potash Corporation of Saskatchewan, The Scotts Company, Terra Industries Inc., Terra Nitrogen Co., L.P., ChemFirst Inc., Mississippi Chemical Corp. and Asia Pacific Resources Ltd. The Peer Group is comprised of the same companies included in the Company's 1996 peer group except to the extent that certain members of the group have been acquired or consolidated since the Company's June 30, 1996 fiscal year-end.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                IMC GLOBAL, S&P 500 STOCK INDEX AND PEER GROUP



                             [GRAPH APPEARS HERE]

Measurement Period           IMC            S&P
(Fiscal Year Covered)        GLOBAL         500 INDEX    PEER GROUP
-------------------          ----------     ---------    ----------
Measurement Pt-
12/31/92                     $100           $100         $100
FYE 12/31/93                 $107.23        $110.08      $126.10
FYE 12/31/94                 $103.63        $111.54      $132.75
FYE 12/31/95                 $194.50        $153.45      $214.63
FYE 12/31/96                 $188.25        $188.69      $241.33
FYE 12/31/97                 $159.04        $251.64      $201.57

--------
*  Total Return assumes reinvestment of dividends or distributions.

                  POLICIES RELATING TO THE BOARD OF DIRECTORS

NOMINATION AND SELECTION OF DIRECTORS

  Recommendations for new Directors may be made by stockholders to the Corporate Secretary in accordance with the procedures set forth in the Company's Amended and Restated By-Laws. The Corporate Secretary will report such recommendations to the Committee on Directors and Board Affairs for consideration.

COMPENSATION OF DIRECTORS

 Non-Employee Directors

  During 1997 each non-employee Director received an annual retainer of $24,000, attendance fees of $1,000 for each Board meeting attended and an additional $1,000 for attendance at each meeting of a Board committee to which such Director was assigned. Each non-employee Director also received an additional annual retainer of $3,000 for services as chairperson of a Board committee.

  Pursuant to the 1994 Stock Option Plan for Non-Employee Directors, each non-employee Director received options to purchase 2,000 shares of Common Stock in August 1997. The options were granted at 100% of the fair market value of the stock at the time of grant and are immediately exercisable and may be exercised at any time while the Director remains in office and for 24 months thereafter.

  In 1997 the Board approved a restructuring of Director compensation in order to further align Company performance and Director compensation and to conform Director compensation to compensation received by directors of comparable companies. In connection with this restructuring, the Board approved the termination of the Director's Retirement Service Plan and each Director chose to receive the accrued benefit in either cash or deferred stock equivalents. The value of the deferred stock equivalents is paid upon retirement or termination in stock. As part of the Directors' new compensation package, the annual grant of options to purchase shares of Common Stock will be increased if the IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors (the "Director Plan"), which was unanimously adopted by the Board, is approved at the Annual Meeting. Under the Director Plan, each Director will be granted options to purchase 2,500 shares of Common Stock on the date of each annual meeting of stockholders, commencing with the Annual Meeting. See "The Annual Meeting--Matters to Be Considered at the Annual Meeting--Approval of the IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors." All future grants under the 1994 Stock Option Plan for Non-Employee Directors will be suspended if the Director Plan is approved by stockholders at the Annual Meeting. Finally, the Board approved an increase in the annual retainer to $27,000, commencing in 1998, and approved a plan which allows each non-employee Director to defer his or her retainer and attendance fees until a specified date or retirement. The amount of attendance fees and the additional annual retainer for services as chairperson of a Board committee remains the same.

 Employee Directors

  Employee Directors (currently Messrs. Bueche and Fowler) receive no fees or remuneration, as such, for service on the Board or any committee of the Board.

ATTENDANCE

  The full Board held six regular and eight special meetings during 1997. Each Director was present for at least 75% of the total number of meetings of the Board and committees of the Board of which such Director was a member that occurred during 1997 subsequent to the election of such Director to the Board. In addition to attendance at Board and committee meetings, Directors discharge their responsibilities throughout the year by personal meetings and telephone contact with IMC Global executive officers and others regarding the business and affairs of IMC Global.

RETIREMENT FROM THE BOARD

  The Board has a mandatory retirement policy which provides that any Director who is not an employee of the Company may not stand for re-election to the Board after he or she has attained the age of 70. This policy does not apply to any person who was a non-employee Director on April 20, 1989. In addition, it is the policy of the Board that employees of the Company (other than the Chief Executive Officer) who serve on the Board resign from the Board upon their retirement from the Company. The Board also has a policy that any non-employee Director or the Chief Executive Officer submit his or her resignation if he or she has a material change in employment, is the subject of media attention that reflects unfavorably on his or her continued service on the Board or has a conflict of interest with the Company. The Board shall accept or reject the resignation based on the best interests of the Company.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table shows the number of shares of the Common Stock that are owned beneficially, as of February 15, 1998, by (i) each Director, (ii) each executive officer named in the Summary Compensation Table and (iii) the Directors, all such executive officers and all other executive officers as a group (21 persons), with sole voting and investment power unless otherwise indicated.

                                                         NUMBER OF SHARES
                                                        OWNED BENEFICIALLY
                                                        AS OF FEBRUARY 15,
      NAME                                                 1998 (1)(2)
      ----                                              ------------------
      Raymond F. Bentele...............................         9,000(3)
      Robert W. Bruce III..............................     1,803,326(4)(5)
      Wendell F. Bueche................................       356,980(6)(7)
      Rod F. Dammeyer..................................        25,000(3)(9)
      James M. Davidson................................         8,000(3)
      Robert E. Fowler, Jr.............................       613,374(7)(9)
      Rene L. Latiolais................................       475,827(5)(8)
      Harold H. MacKay.................................        21,600(3)(9)
      David B. Mathis..................................         8,000(3)
      Donald F. Mazankowski............................         8,850(9)
      James R. Moffett.................................       607,967(5)(8)(10)
      Joseph P. Sullivan...............................       686,175(3)(9)
      Richard L. Thomas................................         9,000(3)
      Billie B. Turner.................................        59,006(3)
      John U. Huber....................................       236,691(9)(11)
      C. Steven Hoffman................................       113,626(7)
      Robert M. Van Patten.............................       246,850(9)(12)
      Directors and all executive officers described
       above as a group................................     5,404,648

--------
(1) Beneficial ownership of the Common Stock is based on information furnished or confirmed by each Director or executive officer described above.
(2) No individual Director or executive officer is a beneficial owner of more than 1% of the outstanding shares of Common Stock, except Mr. Bruce who is the beneficial owner of approximately 1.58% of the outstanding shares of Common Stock. Directors and the executive officers described above as a group beneficially own an aggregate of approximately 4.73% of the outstanding shares of Common Stock. Does not include units of Phosphate Resource Partners Limited Partnership as follows: Mr. Bruce, 1,962,500 units, 1,762,500 of which are held by Alpine Capital, L.P. with respect to which Mr. Bruce shares voting and investment power and 200,000 of which are held by The Anne T. and Robert M. Bass Foundation with respect to which he shares voting and investment power but as to which he disclaims beneficial ownership; Mr. Latiolais, 134 units; Mr. Moffett, 39,600 units held for the benefit of a trust with respect to which Mr. Moffett, as co-trustee, shares voting and investment power but as to which he disclaims beneficial ownership; Mr. Sullivan, 300 units; and Mr. Van Patten, 2,750 units. No other Director or executive officer owns any units of Phosphate Resource Partners Limited Partnership.

(3) Includes shares of Common Stock purchasable within 60 days of February 15, 1998 through the exercise of options granted to non-employee Directors under the 1994 Stock Option Plan for Non-Employee Directors, as follows:
    Mr. Bentele, 8,000 shares; Mr. Dammeyer, 4,000 shares; Dr. Davidson, 6,000 shares; Mr. MacKay, 4,000 shares; Mr. Mathis, 6,000 shares; Mr. Sullivan, 4,000 shares; Mr. Thomas, 4,000 shares; and Mr. Turner, 8,000 shares.
(4) Includes 1,368,800 shares of Common Stock held by Alpine Capital, L.P. with respect to which Mr. Bruce shares voting and investment power. Also includes 12,472 shares of Common Stock purchasable within 60 days of February 15, 1998 through the exercise of options granted under the Freeport-McMoRan Inc. 1988 Stock Option Plan for Non-Employee Directors.
(5) Includes shares of Common Stock purchasable upon exercise of warrants to purchase Common Stock at an exercise price of $44.50 per share as follows:
    Mr. Bruce, 420,555 shares of which warrants to purchase 420,000 shares of Common Stock are held by Alpine Capital, L.P. with respect to which Mr. Bruce shares voting and investment power; Mr. Latiolais, 18,368 shares; and Mr. Moffett, 78,516 shares, of which 72,475 are held by a limited liability company in which Mr. Moffett and his wife hold a 99.94% ownership interest and of which 6,041 shares are held for the benefit of a trust with respect to which Mr. Moffett, as co-trustee, shares voting and investment power but as to which he disclaims beneficial ownership.
(6) Includes 1,600 shares of Common Stock held by the Nancy Bird Jacobson Trust dated March 27, 1974 (the "Trust"). Mr. Bueche disclaims beneficial ownership of the 1,600 shares of Common Stock held by the Trust.
(7) Includes shares of Common Stock purchasable within 60 days of February 15, 1998 through the exercise of options granted under the Amended and Restated 1988 Stock Option and Award Plan as follows: Mr. Bueche, 297,500 shares; Mr. Fowler, 17,666 shares; Mr. Huber, 7,000 shares; Mr. Hoffman, 92,466 shares; Mr. Van Patten, 6,333 shares; and Directors and all executive officers as a group, 514,430 shares.
(8) Includes shares of Common Stock purchasable within 60 days of February 15, 1998 through the exercise of options granted under the Freeport-McMoRan Inc. 1996 Stock Option Plan as follows: Mr. Latiolais, 256,029 shares; and Mr. Moffett, 219,454 shares. Also includes shares of Common Stock purchasable within 60 days of February 15, 1998 through the exercise of options granted under the Freeport-McMoRan Inc. 1992 Stock Option Plan as follows: Mr. Latiolais, 151,835 shares; and Mr. Moffett, 98,002 shares.
(9) Includes shares of Common Stock purchasable within 60 days of February 15, 1998 through the exercise of options granted under The Vigoro Corporation 1991 Stock Option Plan, as amended, as follows: Mr. Dammeyer, 8,000 shares; Mr. Fowler, 550,190 shares; Mr. MacKay, 16,000 shares; Mr. Mazankowski, 8,000 shares; Mr. Sullivan, 261,000 shares; Mr. Huber, 64,104 shares; and Mr. Van Patten, 40,517 shares.
(10) Includes 195,684 shares of Common Stock held by a limited liability company in which Mr. Moffett and his wife hold a 99.94% ownership interest. Also includes 16,311 shares of Common Stock held for the benefit of a trust with respect to which Mr. Moffett, as co-trustee, shares voting and investment power but as to which he disclaims beneficial ownership.
(11) Includes 155,000 shares of Common Stock held by the John and Janice Huber Family Limited Partnership, an Illinois limited partnership (the "Huber Partnership"). Mr. Huber and his wife are the sole general partners of the Huber Partnership. Mr. Huber disclaims beneficial ownership of any of the 155,000 shares of Common Stock owned by the Huber Partnership except to the extent of his ownership interest in the Huber Partnership.
(12) Includes 200,000 shares of Common Stock held by the Robert and Susan Van Patten Family Limited Partnership, an Illinois limited partnership (the "Van Patten Partnership"). Mr. Van Patten and his wife are the sole general partners of the Van Patten Partnership. Mr. Van Patten disclaims beneficial ownership of any of the 200,000 shares of Common Stock owned by the Van Patten Partnership except to the extent of his ownership interest in the Van Patten Partnership.

OWNERSHIP OF COMMON STOCK BY OTHERS

  The Company believes that, as of December 31, 1997, based on filings with the Securities and Exchange Commission (the "SEC"), only the following named organizations are the beneficial owners of more than five percent of the outstanding Common Stock.

                                                        SHARES     PERCENT OF
                                                     BENEFICIALLY OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNED     COMMON STOCK
------------------------------------                 ------------ ------------
Wellington Management Company, L.L.P. (1)...........  14,830,265     12.98%
  75 State Street
  Boston, Massachusetts 02109
Merrill Lynch & Co., Inc. (2).......................  14,670,752     12.84%
  World Financial Center, North Tower
  250 Vesey Street
  New York, New York 10281
Eagle-GVI One L.L.C. (3)............................   6,510,286      5.70%
  Two North Riverside Plaza, Suite 1100
  Chicago, Illinois 60606

--------
(1) Wellington Management Company, L.L.P. is a parent holding company which files one Schedule 13G to report beneficial ownership of Common Stock by all of its affiliates. Includes shares as to which Wellington Management Company, L.L.P. has or shares voting and investment power as follows: shared voting power, 3,078,360 shares and shared investment power, 14,830,265 shares.
(2) Merrill Lynch & Co., Inc., through its affiliates, has or shares voting and investment power as follows: shared voting power, 14,670,752 shares and shared investment power, 14,670,752 shares.
(3) Eagle-GVI One L.L.C. has sole voting and investment power with respect to the Common Stock reported.

  The Company knows of no contractual arrangements which may, at a subsequent date, result in a change in control of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Each Director and executive officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is required by Section 16(a) of the Exchange Act to report to the SEC, by a specified date, his or her beneficial ownership of or transactions in the Company's securities. Reports received by the Company indicate that all such Directors and officers filed all requisite reports with the SEC on a timely basis during 1997.

                            EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information as to the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company serving as such on December 31, 1997. The executive officers listed below are collectively referred to as the "Named Executive Officers" in this Proxy Statement.

                          SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                    ---------------------------- ------------------------------------
                                                                   AWARDS    PAYOUTS
                                                                 ---------- ---------
                                                                 SECURITIES
                                                    OTHER ANNUAL UNDERLYING   LTIP        ALL OTHER
                             FISCAL SALARY   BONUS  COMPENSATION  OPTIONS    PAYOUTS     COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR    ($)     ($)       ($)         (#)        ($)         ($) (6)
---------------------------  ------ ------   -----  ------------ ----------  -------     ------------
W. F. Bueche                  1997  425,004 193,128         0           0     298,682       96,556
 Chairman                     1996  579,595 405,628         0      89,000   1,165,800(5)    97,430
                              1995  530,040 442,500         0      70,000     931,674      108,530
R. E. Fowler, Jr.(1)          1997  550,002 423,118         0     105,000     480,472       32,211
 President & CEO              1996  373,558 311,204         0      53,000     185,512       37,897
J. U. Huber(2)                1997  303,570 253,546    26,107(4)   43,000     192,628       35,434
 Senior VP
R. M. Van Patten(3)           1997  294,423 159,564         0      35,000     175,126       25,413
 Senior VP
C. S. Hoffman                 1997  250,020 128,685         0      30,000     118,302       17,601
 Senior VP                    1996  240,420 117,177         0      17,000     336,569(5)    17,044
                              1995  231,040 135,000         0      10,000     297,665       24,248

--------
(1) Mr. Fowler's employment with the Company commenced on March 4, 1996. Mr. Fowler was promoted from President and Chief Operating Officer to President and Chief Executive Officer effective July 1, 1997.
(2) Mr. Huber was elected Senior Vice President of the Company on February 25, 1997.
(3) Mr. Van Patten was elected Senior Vice President of the Company on February 25, 1997.
(4) Represents payments to compensate Mr. Huber for lower pension benefits to be paid by the Company than were payable under the plan of Mr. Huber's former employer.
(5) Reflects restricted shares and contingent stock units payouts under the 1994 Long-Term Performance Incentive Plan that vested on June 30, 1996, pursuant to action taken by the Board of Directors. The awards were scheduled to vest on June 30, 1997.
(6) Consists of: (i) the value of the benefit for life insurance premiums paid by the Company as follows: Mr. Bueche, $66,410 in 1997; $63,847 in 1996; and $63,350 in 1995; Mr. Fowler, $32,211 in 1997; and $28,897 in 1996; Mr.
    Huber, $20,309; Mr. Van Patten, $14,229; and Mr. Hoffman, $8,601 in 1997;
    $8,044 in 1996; and $7,650 in 1995; (ii) contributions made by the Company to the Company's Defined Contribution Savings Plan as follows: Mr. Bueche, $9,000 in 1997; $9,000 in 1996; and $17,803 in 1995; Mr. Fowler, $0 in
    1997; and $9,000 in 1996; Mr. Huber, $15,125; Mr. Van Patten, $11,184; and
    Mr. Hoffman, $9,000 in 1997; $9,000 in 1996; and $16,598 in 1995; and
    (iii) premiums paid by the Company for life insurance for Mr. Bueche as follows: $21,146 in 1997; $24,583 in 1996; and $27,377 in 1995.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

  The following table sets forth information with respect to all options to purchase Common Stock granted in 1997 to each of the Named Executive Officers. There were no grants of stock appreciation rights to the Named Executive Officers in 1997.

                                            INDIVIDUAL GRANTS                  GRANT DATE VALUE
                                        -------------------------            --------------------
                           NUMBER OF     % OF TOTAL
                           SECURITIES     OPTIONS
                           UNDERLYING    GRANTED TO    EXERCISE
                            OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION      GRANT DATE
          NAME           GRANTED (#)(1) FISCAL YEAR  ($/SHARE)(2)    DATE    PRESENT VALUE ($)(3)
          ----           -------------- ------------ ------------ ---------- --------------------
W. F. Bueche............          0            0             0        --                  0
R. E. Fowler, Jr........    105,000         8.79        37.625    6/23/2007       1,317,750
J. U. Huber.............     43,000         3.60        37.625    6/23/2007         539,650
R. M. Van Patten........     35,000         2.93        37.625    6/23/2007         439,250
C. S. Hoffman...........     30,000         2.51        37.625    6/23/2007         376,500

--------
(1) All options granted and reported in this table have the following terms: each option vests over a three-year period, with one-third of the options becoming exercisable at the end of each of the first three years following the date of grant and with the entire option becoming exercisable at the end of the third year, unless the vesting schedule is accelerated in the event of a change in control of the Company in accordance with the Company's Amended and Restated 1988 Stock Option and Award Plan.
(2) Exercise price is the fair market value of the Common Stock on the date of grant, determined by calculating the average of the high and low prices at which the Common Stock is traded on such date, as reflected on the consolidated tape of the New York Stock Exchange.
(3) The Black-Scholes Option Pricing Model was used to determine the grant date present value of the options to purchase Common Stock granted in 1997 by the Company. The present value of each option granted during fiscal 1997 is $12.55 based on the Black-Scholes Option Pricing Model. The material assumptions and adjustments incorporated in the model in estimating the value of the options which have an expiration date of June 23, 2007 include the following: (i) option exercise price of $37.625, equal to the fair market value of the underlying stock on the date of grant; (ii) an option term of ten years; (iii) an interest rate of 6.49%, representing the interest rate on a U. S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; (iv) volatility of 30.31%, calculated using daily stock prices for the one-year period prior to the date of grant; (v) dividends at the rate of $0.32 per share, representing the annualized dividends paid with respect to a share of Common Stock at the date of grant; and (vi) a reduction of approximately 33.72% to reflect the probability of forfeiture due to termination prior to vesting and the probability of a shortened option term due to termination of employment prior to the option exercise date.
  The ultimate value of the options will depend upon the future market price of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend upon the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                            YEAR-END OPTION VALUES

  The following table sets forth information with respect to all exercises of options to purchase Common Stock in 1997 by each of the Named Executive Officers and all outstanding options to purchase Common Stock held by such individuals as of December 31, 1997.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                                            OPTIONS AT FISCAL             THE-MONEY OPTIONS
                                                              YEAR-END (#)            AT FISCAL YEAR-END ($)(1)
                                                      ----------------------------- -----------------------------
                         SHARES ACQUIRED    VALUE
          NAME           ON EXERCISE (#) REALIZED ($) EXERCISABLE     UNEXERCISABLE EXERCISABLE     UNEXERCISABLE
          ----           --------------- ------------ -----------     ------------- -----------     -------------
W. F. Bueche............          0            --       297,500     /     44,500     3,036,979    /         0
R. E. Fowler, Jr........          0            --       567,856     /    140,334     5,107,657    /         0
J. U. Huber.............     10,587        208,762       71,104     /     65,337       615,209    /     2,710
R. M. Van Patten........          0            --        46,850     /     54,069       290,235    /     2,081
C. S. Hoffman...........          0            --        92,466     /     41,334     1,049,965    /         0

--------
(1) The value is calculated based on a December 31, 1997 stock price of $32.75 as quoted on the New York Stock Exchange, less the relevant exercise price.

RETIREMENT PLANS

  The Company maintains a non-contributory qualified defined benefit pension plan which covers certain U. S. salaried employees, including Mr. Bueche, Mr. Fowler and Mr. Hoffman. The annual pension to which a participant is entitled at normal retirement age (65) is an amount based on the final average annual remuneration for the five consecutive highest paid years out of the ten years immediately preceding retirement and years of credited service up to 35 years. The plan is integrated with benefits payable under Old Age Survivors and Disability Insurance. Remuneration for these purposes includes salary and 50% of bonus as shown in the Summary Compensation Table.

  The Company also maintains a Supplemental Executive Retirement Plan, which is a non-contributory, non-qualified plan, that provides an additional pension benefit based on the participant's final average annual remuneration for the five highest paid years out of the ten years immediately preceding retirement and years of credited service up to a maximum of 20 years. Remuneration for these purposes includes salary and 100% of bonus as shown in the Summary Compensation Table. As of January 1, 1998, only Mr. Bueche and Mr. Fowler participate in this plan.

  The Code requires certain limitations on benefits provided under a qualified retirement plan. To the extent pension benefits otherwise payable under the qualified defined benefit pension plan's formula exceed the Code's limitations, the Board of Directors has approved a non-qualified plan, the Supplemental Benefit Plan, which provides for payment of amounts in excess of the Code's limitations from the Company's operating funds to its participants. Of the Named Executive Officers, only Mr. Hoffman participates in this plan.

  The following table shows the estimated annual pension benefits which would be payable to the participating Named Executive Officers for life at normal retirement on a straight-life annuity basis under the qualified and non-qualified defined benefit pension plans.

ANNUAL AVERAGE OF HIGHEST FIVE
YEARS COVERED REMUNERATION FOR     ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED
PENSION PURPOSES IN TEN YEARS   -----------------------------------------------------
 PRECEDING NORMAL RETIREMENT                                                 35 YEARS
             DATE               10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS OR MORE
------------------------------  -------- -------- -------- -------- -------- --------
       $100,000...............  $ 30,000 $ 45,000 $ 60,000 $ 68,300 $ 74,800 $ 81,300
       $200,000...............  $ 60,000 $ 90,000 $120,000 $137,200 $150,900 $164,500
       $300,000...............  $ 90,000 $135,000 $180,000 $206,100 $226,900 $247,700
       $400,000...............  $120,000 $180,000 $254,900 $289,900 $317,900 $345,800
       $500,000...............  $150,000 $231,700 $350,500 $394,400 $429,500 $464,600
       $600,000...............  $180,000 $303,400 $446,100 $498,900 $541,200 $583,400
       $700,000...............  $210,000 $375,100 $541,700 $603,400 $652,800 $702,200
       $800,000...............  $256,200 $446,800 $637,300 $707,900 $764,500 $821,000
       $900,000...............  $304,000 $518,500 $732,900 $812,400 $876,100 $939,800

  Credited service under the pension plan as of December 31, 1997 for the participating Named Executive Officers is as follows: Mr. Bueche, 4 years, 11 months; Mr. Fowler, 1 year, 10 months; and Mr. Hoffman, 23 years, 9 months.

  Effective January 1, 1998, the Company added a profit sharing provision to the Investment Plan for Salaried Employees of IMC Global Operations Inc. (the "Profit Sharing and Savings Plan"). The Profit Sharing and Savings Plan, a defined contribution plan, will become the primary retirement vehicle for all employees (i) not covered by a collective bargaining agreement, (ii) who were not participants in the qualified defined benefit pension plan, and (iii) who were hired on or after January 1, 1998. Employees who were participants in the qualified defined benefit pension plan as of December 31, 1997 were given the option of remaining in the defined benefit plan, or of becoming participants in the Profit Sharing and Savings Plan effective January 1, 1998.

  Effective January 1, 1998, the Company adopted a new non-qualified defined contribution 1998 Supplemental Executive Retirement Plan which will cover Mr. Hoffman and certain other key executives.

CONTINGENT EMPLOYMENT AGREEMENTS

  Agreements with Messrs. Bueche and Hoffman to become effective in the event of a change in control of the Company are intended to assure the Company of the continued services of these executives. In general, each of the agreements provides that, if there is a change in control of the Company (as defined in the agreement), the executive shall remain employed by the Company in his then current position at the then current base and incentive compensation and benefit levels for a period of three years, subject to earlier expiration because of voluntary resignation, mandatory retirement, disability, or termination for cause, as defined in the agreements. If the Company breaches the agreement, the Company is obligated to provide the executive certain severance benefits, including three years' base salary plus three times the average of the prior three years' bonuses. In addition, the Company would become obligated to continue the executive's participation in various compensation and benefit plans in which the executive was participating when the agreement became effective. These agreements are in addition to the other agreements and arrangements described in this Proxy Statement.

  Certain provisions of the Code impose a 20% excise tax upon an executive of a corporation and deny Federal income tax deductibility to the corporation as to a significant portion of the compensation payments made to an executive because of a change in control, if such payments as a whole exceed three times his or her average annual base and incentive compensation for the most recent five years. The amounts estimated to be payable under the aforesaid agreements, if those agreements become effective, could be large enough to subject the executives to the excise tax and to deprive the Company of a deduction. The Company has agreed with each of the executives that, if an excise tax were imposed upon payment of the aforementioned severance benefits, it will provide "grossed up" reimbursement to the executive, including any tax payable on such additional amounts paid to him or her.

  If a change in control were to occur and the contingent employment agreements were to be breached by the Company within three years thereafter, the amount of cash that would be payable in respect of these agreements is estimated (as of January 1, 1998 and excluding any gross-up reimbursements for taxes) to be: Mr. Bueche, $1.8 million; and Mr. Hoffman, $1.1 million.

EMPLOYMENT AND OTHER AGREEMENTS

  On March 4, 1996, the Company and Mr. Bueche entered into an agreement which amended his employment agreement and which amended his agreement to provide consulting services to the Company following his retirement as Chairman of the Company. Pursuant to the employment agreement, as amended, Mr. Bueche is to serve as Chairman of the Company from July 1, 1997 through June 30, 1998 at a salary of $250,020 per annum. In addition, Mr. Bueche will be retained as a consultant for one year from the date of his retirement as Chairman for a total fee of $250,020.

  In January 1998, Mr. Fowler and the Company entered into an employment agreement (the "Employment Agreement") which provides for an annual base salary of $650,000, and participation in the MICP, the LTIP and the Amended and Restated 1988 Stock Option and Award Plan. He is included in the Company's Retirement Plan for Salaried Employees, Investment Plan for Salaried Employees and Supplemental Executive Retirement Plan with his vesting service period under each plan including the period of his employment with The Vigoro Corporation ("Vigoro"). In addition, the Employment Agreement provides for the grant of a restricted stock award equal to 33,000 shares of Common Stock which vest upon Mr. Fowler's attainment of age 65. Should Mr. Fowler's employment be terminated, other than for "cause," by the Company prior to October 31, 2000 or should Mr. Fowler resign for "good reason" (as defined in the Employment Agreement), Mr. Fowler is entitled to receive his base salary, an annual bonus equal to the highest bonus received during the three previous years under the MICP and standard employee benefits for the balance of the employment period. If his employment is terminated because of a "change in control" of the Company (as defined in the Employment Agreement), Mr. Fowler is entitled to a lump sum severance allowance in an amount equal to the sum of three times his base salary and three times his average annual incentive compensation and "grossed up" reimbursement of any "change in control" surcharge as under the Contingent Employment Agreements of Messrs. Bueche and Hoffman discussed above. If Mr. Fowler's employment is terminated for cause, death or inability to perform, he or his estate is to receive accrued but unpaid base salary, vacation and bonus. The Employment Agreement supercedes and terminates all prior agreements between Mr. Fowler and the Company, including Mr. Fowler's Non-Competition Agreement dated March 1, 1996, participation in the Vigoro Severance Plan described below and his letter agreement dated April 1, 1996 regarding a "change in control" of the Company and the related tax gross up agreement dated April 16, 1996.

  Certain of the Company's Directors and executive officers entered into severance and other similar agreements in connection with the merger of Vigoro with and into a subsidiary of the Company which are described under the captions "--Severance Plans" and "--Non-Competition Agreements."

MANAGEMENT COMPENSATION AND BENEFIT ASSURANCE PROGRAM

  The Board adopted a Management Compensation and Benefit Assurance Program (the "Program") in October 1988 and amended this Program in August 1995. The purpose of the Program is to ensure that officers and key management personnel receive the compensation and benefits that have been committed to, and are reasonably expected by, them under the terms of certain benefit plans, including severance and benefits in the event of termination of employment after a Change in Control (as defined below).

  Under the Program, grantor trusts have been established with the Wachovia Bank of North Carolina, N.A. of Winston-Salem, North Carolina (the "Trustee") to ensure appropriate payment when due of commitments, awards and benefits under the MICP (including any deferred bonuses), the Supplemental Executive Retirement Plan, the Amended and Restated 1988 Stock Option and Award Plan, the contingent employment agreements and gross-up arrangements referred to under the caption "--Contingent Employment Agreements." These trusts are minimally funded with operating funds of the Company, subject to full funding in the event that the Trustee is notified that a Change in Control has occurred or is about to occur. The assets of these trusts are subject to the claims of the Company's creditors.

  Assuming a Change in Control were to occur, distributions by the Trustee would be made only if an officer were involuntarily terminated without cause within three years after a Change in Control and/or only to the extent the Company were to fail to honor its commitments and subject to the claims of the Company's creditors and to the terms of the benefit plan involved. The annual cost to the Company to maintain the trusts is estimated to be $21,000. Full funding under the arrangements that could be required would depend upon the Company's outstanding commitments subject to the Program from time to time.

  "Change in Control" of the Company is defined to occur as of the first day that any one or more of the following conditions shall have been satisfied:

    (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 15% or more of either (i) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company);
  (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; and (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition;

    (2) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a Director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the Directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and, provided further, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

    (3) approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Company Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

    (4) the consummation of a plan of complete liquidation or dissolution of the Company.

SEVERANCE PLANS

  In connection with the March 1996 merger of Vigoro with and into a subsidiary of the Company (the "Vigoro Merger"), the Vigoro Board of Directors adopted and IMC Global assumed a Severance Plan (the "Vigoro Severance Plan") applicable to 28 employees of Vigoro, including Messrs. Huber and Van Patten, each of whom is currently a Senior Vice President of the Company. The Vigoro Severance Plan provides that a covered employee will receive "Severance Benefits" if the employee is terminated in circumstances that constitute a "Severance Event" and such employee executes a release of claims. Severance Benefits consist of an amount equal to the employee's then annualized base salary or, if greater, annualized base salary as of November 13, 1995 ("Base Salary"), plus an amount generally equal to the employee's highest annual bonus and other incentive payments received for any of the prior three years ("Bonus Base"), paid in 12 equal monthly installments plus unpaid salary and pro-rated bonus for the year of termination and earned but unused vacation. Eligible employees will also be entitled to continuation of benefits for the lesser of one year or until the employee finds new employment providing comparable benefits. A Severance Event occurs if, within three years of November 13, 1995, an eligible employee's employment is terminated: (i) by the employer other than because such employee engaged in willful and intentional conduct which has caused demonstrable and serious injury to IMC Global, was convicted of or entered a plea of nolo contendere to any felony, was convicted of a criminal offense or entered a plea of nolo contendere to any offense involving dishonesty, breach of trust or moral turpitude, committed a breach of fiduciary duty involving personal profit or willfully refused to perform or was grossly negligent in the performance of his or her duties or responsibilities (unless significantly changed without the consent of the employee) (collectively, "Cause"); (ii) by such employee within 90 days after such employee has or should have knowledge that his or her Base Salary was not maintained in accordance with prior levels, he or she is not included on a comparable basis with similar employees in bonus plans or stock option or similar plans or he or she is not included on a comparable basis with similar employees in benefit plans or vacation or other perquisite plans (collectively, "Good Reason"); or (iii) by such employee on or after the date such employee has reached the age of 60. A covered employee is not entitled to Severance Benefits if the employee terminates his or her employment other than in circumstances constituting a Severance Event or the employee's employment is terminated as a result of the death or disability of the employee.

  Also in connection with the Vigoro Merger, the IMC Global Board adopted a Severance Plan (the "IMC Global Severance Plan") applicable to 28 employees of IMC Global, including Mr. Hoffman. The terms and conditions of the IMC Global Severance Plan are substantially similar to the terms and conditions of the Vigoro Severance Plan except with regard to the following: The "Effective Date," representing the effective date of the IMC Global Severance Plan, the date on which the "Severance Period" commences and the date on which the employee's "Base Salary" is determined, is designated as December 21, 1995. Also, a covered employee's "Bonus Base" includes the highest annual bonus earned by the employee for the prior three years, but does not include any other incentive payments earned by the employee. In addition, an employee-initiated termination on or after reaching age 60 does not constitute a "Severance Event" for purposes of the IMC Global Severance Plan. Lastly, in addition to the eligibility exclusions contained in the Vigoro Severance Plan, the IMC Global Severance Plan provides that a covered employee is not entitled to "Severance Benefits" if: (i) the employee takes a leave of absence that does not constitute a termination of employment; (ii) the employee is transferred to another facility on a nondiscriminatory basis and for a bona fide business reason and such employee declines to accept the position; or
(iii) the employee is terminated in connection with the sale of stock or assets of IMC Global and is offered a comparable position with IMC Global's successor-in-interest.

  Other than as described above, no Named Executive Officer is eligible to receive severance benefits under either the Vigoro Severance Plan or the IMC Global Severance Plan.

NON-COMPETITION AGREEMENTS

  Upon consummation of the Vigoro Merger, the Company entered into Non-Competition Agreements (the "Non-Competition Agreements") with a total of 14 officers and key employees of Vigoro and 9 key employees of IMC Global, including Messrs. Huber, Van Patten and Hoffman, which provide that such employees will not compete with IMC Global or any of its affiliates for specified periods following the termination of their employment because of a Severance Event (as defined under the caption "Severance Plans") and will receive scheduled payments in equal monthly installments during the period of non-competition. Employees entering into Non-Competition Agreements agreed not to compete (i) for a period of three years if a Severance Event occurs on or before the first anniversary of the Effective Time; (ii) for two years if a Severance Event occurs after the first anniversary and on or before the second anniversary of the Effective Time; and (iii) for one year if a Severance Event occurs after the second anniversary and on or before the third anniversary of the Effective Time (the "Non-Competition Periods"). During the Non-Competition Periods, officers and key employees who executed Non-Competition Agreements will be prohibited from rendering employment or consulting services to any business enterprise in North America in a capacity in which such employee will directly supervise a business which is directly competitive with the business which the employee supervised during the one-year period preceding the Severance Event. The maximum aggregate payments under the Non-Competition Agreements payable to Messrs. Huber, Van Patten, and Hoffman are $460,000, $386,000, and $191,000, respectively.

  Other than as described above, no Named Executive Officer is a party to a Non-Competition Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company is comprised of Raymond F. Bentele, Rod F. Dammeyer, David B. Mathis and Thomas H. Roberts, Jr. Robert E. Fowler, Jr., the President and Chief Executive Officer of the Company, is the Chairman of the Compensation Committee of the Board of Directors of Anixter International, Inc. Rod F. Dammeyer is the Vice Chairman of Anixter International, Inc. and is a member of the Compensation Committee of the Board of Directors of the Company.

                              THE ANNUAL MEETING

PROXIES AND VOTING AT THE ANNUAL MEETING

  As of the close of business on March 9, 1998, there were 114,246,071 shares of Common Stock which may be voted at the Annual Meeting. Only holders of record of the Common Stock at the close of business on March 9, 1998 shall be entitled to notice of, and to vote at, the Annual Meeting. Each issued and outstanding share of Common Stock is entitled to one vote.

  Shares represented by proxies will be voted in accordance with directions given on the proxy card by a stockholder. Any properly executed and returned proxy not specifying to the contrary will be voted (i) for the election of the Board's nominees for Director, (ii) in favor of the IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors, (iii) in favor of ratifying the appointment of the independent auditors and (iv) in the discretion of the holder of proxies as to any other matter that is properly presented at the Annual Meeting. A stockholder giving a proxy has the right to revoke it at any time before it has been voted at the Annual Meeting.

  A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy is not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in a street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

  A stockholder may, with respect to the election of Directors, (i) vote for all four nominees named herein, (ii) withhold authority to vote for all such nominees or (iii) vote for all such nominees other than any nominee with respect to whom the stockholder withholds authority to vote. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote in the election of Directors is required to elect Directors. Accordingly, if a quorum is present at the meeting, the four persons standing for election for the class of Directors whose term expires at the 2001 Annual Meeting who receive the greatest number of votes will be elected to serve as Directors. Therefore, withholding authority to vote for one or more Directors and non-voted shares with respect to the election of Directors will not affect the outcome of the election of Directors. A stockholder may, with respect to each other matter specified in the notice of the meeting, (i) vote "FOR," (ii) vote "AGAINST" or (iii) "ABSTAIN" from voting. If a quorum is present at the Annual Meeting, approval of each matter other than the election of Directors requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on such matter. An abstention with respect to such matter has the legal effect of a vote against such matter. Non-voted shares with respect to such matter will not affect the determination of whether such matter is approved.

  Proxies are solicited by the Board of Directors and management to assure that stockholders who are unable to attend the Annual Meeting have the opportunity nonetheless to cast a vote on the issues to come before the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegrams by Directors, officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company has retained Morrow & Co., Inc. to aid in the solicitation, at an estimated cost of $7,000, plus expenses. The cost of all proxy solicitations, including payments to Morrow & Co., Inc. will be borne by the Company.

  The giving of the proxy does not affect the right to vote in person should the stockholder be able to attend the Annual Meeting. Such proxy may be revoked at any time prior to the effective exercise thereof by the execution of a subsequent proxy or, if the stockholder attends the Annual Meeting and wishes to vote in person, by notifying the Secretary at the Annual Meeting of his or her intention to so vote.

  Prompt execution and return of the proxy is requested in order to assure the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting, which is required for a quorum.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

I. ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of fifteen members. Two of the fifteen members of the Board are also employees of the Company. Wendell F. Bueche is Chairman of the Board and Robert E. Fowler, Jr. is President and Chief Executive Officer of the Company. The Board is divided into three classes with staggered terms of three years each, so that the term of one class expires at each Annual Meeting of Stockholders.

  Five Directors currently serve in the class of Directors whose term expires at the Annual Meeting. One of these five Directors, Thomas H. Roberts, Jr., intends to retire from the Board at the Annual Meeting and, therefore, will not be standing for re-election. The Company intends to reduce the number of directorships from fifteen to fourteen at the Directors meeting immediately following the Annual Meeting. Raymond F. Bentele, Robert W. Bruce III, Rod F. Dammeyer and Donald F. Mazankowski, each of whom is currently serving in the class of Directors whose term expires at the Annual Meeting, will stand for re-election at the Annual Meeting for a three-year term expiring in 2001.

  It is intended that the shares represented by the proxies named on the enclosed proxy card will be voted, unless authorization to do so is withheld, in favor of the election of Raymond F. Bentele, Robert W. Bruce III, Rod F. Dammeyer and Donald F. Mazankowski to serve until the Annual Meeting of Stockholders in 2001 or until their respective successors have been duly elected and qualified. Directors shall be elected by a plurality of the votes of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote in the election.

  All of the nominees are currently members of the Board. If one or more nominees should become unavailable to serve as a Director, it is intended that shares represented by the enclosed proxy statement will be voted for such substitute nominee or nominees as may be selected by the Board.

  The names of the nominees for Director and of those Directors continuing in office, their ages, their principal occupations during the past five years, certain other directorships held, their length of service, if any, on the Board and their service, if any, on any committees of the Board are set forth below.

        NOMINEES FOR ELECTION AS A DIRECTOR FOR A TERM EXPIRING IN 2001

[PICTURE OF RAYMOND F. BENTELE]

                 RAYMOND F. BENTELE

                 Age 61. Retired President and Chief Executive Officer, Mallinckrodt Inc. Mr. Bentele was Executive Vice President of Mallinckrodt Group Inc. (formerly known as IMCERA Group Inc.) from 1989 until his retirement. He is also a director of the Kellwood Company, Mallinckrodt Inc., Leggett & Platt Inc. and was previously a director of IMC Global from 1990 to 1991. Mr. Bentele has served as an IMC Global Director since June 1994, and his term expires in April 1998. Mr. Bentele currently serves as Chairman of the Compensation Committee and as a member of the Committee on Directors and Board Affairs.

[PICTURE OF ROBERT W. BRUCE III]

                 ROBERT W. BRUCE III

                 Age 54. President, The Robert Bruce Management Co., Inc., investment managers. Mr. Bruce served as the Managing Partner, Steamboat Group until 1992. He is a director of Freeport-McMoRan Copper & Gold Inc. ("FCX"). Until the December 22, 1997 merger of Freeport-McMoRan Inc. ("FTX") with and into the Company (the "FTX Merger"), he served on the Board of FTX. Mr. Bruce was elected as an IMC Global Director in connection with the FTX Merger. His term expires in April 1998.

[PICTURE OF ROD F. DAMMEYER]

                 ROD F. DAMMEYER

                 Age 57. Managing partner of Equity Group Investments, Inc. Since February 1998 Mr. Dammeyer has served as Vice Chairman of Anixter International, Inc. ("Anixter"). From January 1993 to February 1998, Mr. Dammeyer served as Chief Executive Officer of Anixter, and from October 1985 to February 1998 he served as President of Anixter. In addition, Mr. Dammeyer has served as a director of Anixter since October 1985. He is also a trustee of Van Kampen American Capital, Inc. closed end investment companies. Mr. Dammeyer is a director of Antec Corporation, CNA Surety Corp., Inc., Grupo Azucarero Mexico
                 (GAM), Jacor Communications, Inc., Lukens Inc., Metal Management, Inc., Stericycle, Inc., TeleTech Holdings, Inc. and Transmedia Network, Inc. He previously served as a director of Vigoro from August 1993 until March 1996 and has served as an IMC Global Director since March 1996. His term expires in April 1998. Mr. Dammeyer currently serves on the Compensation Committee.

[PICTURE OF DONALD F. MAZANKOWSKI]

                 DONALD F. MAZANKOWSKI

                 Age 62. Now retired from politics, Mr. Mazankowski served as Canada's Minister of Finance from 1991 to 1993 and Minister of Agriculture from 1988 to 1991. From 1986 to 1993, he served as Canada's Deputy Prime Minister and President of the Queen's Privy Council. Mr. Mazankowski is a director of the Weyerhaeuser Company and its subsidiary, Weyerhaeuser Canada Ltd., Shaw Communications Inc., Power Corporation of Canada, The Great West Life Assurance Co., Investors Group Inc., Gulf Canada Resources Ltd., Gulf Indonesia Resources Ltd., Canadian Utilities Limited and Golden Star Resources Ltd. Mr. Mazankowski previously served as a director of Vigoro from February 1994 until March 1996 and has served as an IMC Global Director since October 1997. His term expires in April 1998.

                 DIRECTORS CONTINUING IN OFFICE

[PICTURE OF WENDELL F. BUECHE]

                 WENDELL F. BUECHE

                 Age 67. Chairman of the Board of the Company. Mr. Bueche served as Chairman and Chief Executive Officer from August 1994 through June 1997. From February 1993 until August 1994, he served as President and Chief Executive Officer. Mr. Bueche was Chairman of the Board, Chief Executive Officer and President of Allis-Chalmers Corporation from 1986 through 1988. He retired from full-time employment from 1989 until February 1993. Mr. Bueche is also a director of Marshall & Ilsley Corporation, M&I Marshall & Ilsley Bank, WICOR, Inc., Wisconsin Gas Company and Executive Association, American Industrial Partners, L. P. Mr. Bueche has served as an IMC Global Director since July 1991, and his term expires in April 1999. Mr. Bueche currently serves on the Executive Committee and is a non-voting member of the Committee on Directors and Board Affairs.

[PICTURE OF JAMES M. DAVIDSON, PH.D.]

                 JAMES M. DAVIDSON, PH.D.

                 Age 63. Retired Vice President for Agriculture and Natural Resources, University of Florida. Dr. Davidson joined the University of Florida in 1974, became Professor and Assistant Dean for Research in 1979, Professor and Dean for Research, Institute of Food and Agricultural Sciences, and Director, Florida Agricultural Experiment Station, Gainesville, Florida in 1986. Dr. Davidson has served as an IMC Global Director since July 1991, and his term expires in April 1999. Dr. Davidson currently serves as Chairman of the Audit Committee and as a member of the Environmental, Health and Safety Committee.

[PICTURE OF ROBERT E. FOWLER, JR.]

                 ROBERT E. FOWLER, JR.

                 Age 62. President and Chief Executive Officer of the Company. Mr. Fowler served as President and Chief Operating Officer from March 1996 through June 1997. He served as President and Chief Executive Officer of Vigoro from September 1994 through February 1996 and as President and Chief Operating Officer from July 1993 to September 1994. Mr. Fowler served as President and Chief Executive Officer of BCC Industrial Services from June 1991 to June 1993. He is a director of Anixter. Mr. Fowler previously served as a director of Vigoro from August 1993 through February 1996 and has served as an IMC Global Director since March 1996. His term expires in April 2000. Mr. Fowler currently serves on the Executive Committee and is a non-voting member of the Committee on Directors and Board Affairs.

[PICTURE OF RENE L. LATIOLAIS]

                 RENE L. LATIOLAIS

                  Age 55. Commissioner of P.T. Freeport Indonesia Company, an
                 operating subsidiary of FCX ("PT-FI"), since 1993, and Director and Vice Chairman of the Board of FCX. Mr. Latiolais is also a director and Co-Chairman of the Board of Freeport-McMoRan Sulphur Inc. ("FSC"). Until the FTX Merger he served as President and Chief Executive Officer of FTX and Freeport-McMoRan Resource Partners, Limited Partnership. Mr. Latiolais held the positions of Chief Operating Officer of FTX until 1995, Executive Vice President of FTX until 1993 and Senior Vice President of FTX until 1992. Mr. Latiolais was elected as an IMC Global Director in connection with the FTX Merger. His term expires in April 1999.

[PICTURE OF HAROLD H. MACKAY]

                 HAROLD H. MACKAY

                 Age 57. Partner of the law firm MacPherson Leslie & Tyerman in Regina, Saskatchewan, Canada. Mr. MacKay served as managing partner of MacPherson Leslie & Tyerman from 1989 through 1996 and as Chairman of the firm after January 1997, a position from which he is presently on leave of absence while serving as Chair of the Task Force on the Future of the Canadian Financial Services Sector. He is a director of IPSCO Inc. and Weyerhaeuser Canada Ltd. Mr. MacKay previously served as a director of Vigoro from November 1993 until March 1996 and has served as an IMC Global Director since March 1996. His term expires in April 2000. Mr. MacKay currently serves as Chairman of the Environmental, Health and Safety Committee and as a member of the Audit Committee.

[PICTURE OF DAVID B. MATHIS]

                 DAVID B. MATHIS

                 Age 59. Chairman and Chief Executive Officer of Kemper Insurance Companies. Mr. Mathis served as Chairman, President and Chief Executive Officer of Kemper Insurance Companies from March 1996 to September 1996. From February 1992 through February 1996, he served as Chairman and Chief Executive Officer of Kemper Corporation. Mr. Mathis has been employed by Kemper since 1960 in management positions of successively increasing importance. He is currently a director of Kemper Insurance Companies. Mr. Mathis also serves on the board of trustees of Lake Forest College and is an advisory board member of the J. L. Kellogg Graduate School of Management of Northwestern University. He also serves on the board of directors of Evanston Hospital Corporation and the board of trustees of the Chicago Symphony Orchestra. Mr. Mathis has served as an IMC Global Director since February 1995, and his term expires in April 2000. Mr. Mathis currently serves as Chairman of the Committee on Directors and Board Affairs and as a member of the Executive Committee and the Compensation Committee.

[PICTURE OF JAMES R. MOFFETT]

                 JAMES R. MOFFETT

                 Age 59. Chairman of the Board and Chief Executive Officer of FCX and Co-Chairman of the Board of McMoRan Oil & Gas Co. Mr. Moffett is a director and Co-Chairman of the Board of FSC and President Commissioner of PT-FI. Until the FTX Merger he served as Chairman of the Board of FTX and until 1995 he was Chief Executive Officer of FTX. Mr. Moffett was elected as an IMC Global Director in connection with the FTX Merger. His term expires in April 2000.

[PICTURE OF JOSEPH P. SULLIVAN]

                 JOSEPH P. SULLIVAN

                 Age 64. Retired Chairman of the Board of Vigoro, a position he held from March 1991 through February 1996. From March 1991 to September 1994, Mr. Sullivan served as Chief Executive Officer of Vigoro. He served as Chief Operating Officer of Vigoro from March 1991 to July 1993 and as President from January 1986 to March 1991. Mr. Sullivan served as a director of Vigoro from January 1986 through February 1996. He is a director of American Classic Voyages Co. and Mycogen Corporation. Mr. Sullivan has served as an IMC Global Director since March 1996, and his term expires in April 1999. Mr. Sullivan currently serves as Chairman of the Executive Committee and as a member of the Environmental, Health and Safety Committee.

[PICTURE OF RICHARD L. THOMAS]

                 RICHARD L. THOMAS

                 Age 67. Retired Chairman of First Chicago NBD Corporation and The First National Bank of Chicago. Mr. Thomas is also a director of First Chicago NBD Corporation, CNA Financial Corporation, The PMI Group, Inc., The Sabre Group Holdings, Inc., Sara Lee Corporation and Scotsman Industries, Inc. Mr. Thomas is a life trustee of the Orchestral Association of Chicago, a trustee of Rush-Presbyterian-St. Luke's Medical Center (Chicago) and a trustee of Northwestern University. He is also Chairman of the Board of Trustees of Kenyon College. Mr. Thomas has served as an IMC Global Director since June 1996, and his term expires in April 2000. Mr. Thomas currently serves on the Executive Committee and the Committee on Directors and Board Affairs.

[PICTURE OF BILLIE B. TURNER]

                 BILLIE B. TURNER

                 Age 67. Chairman Emeritus of the Board. Retired President and Chief Executive Officer, a capacity in which he served from the Company's incorporation in 1987 until his retirement in February 1993. He is a director of Cyprus-Amax Minerals Company. Mr. Turner has served as an IMC Global Director since 1987, and his term expires in April 1999. Mr. Turner currently serves on the Environmental, Health and Safety Committee.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR NOMINEES LISTED ABOVE (PROPOSAL NO. 1 ON THE PROXY CARD).

II. APPROVAL OF THE IMC GLOBAL INC. 1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

  The IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors (the "Director Plan") was unanimously adopted by the Board on February 24, 1998 and will become effective on the date of the Annual Meeting if approved by the stockholders. The Director Plan authorizes the grant of options ("Options") to purchase Common Stock to Directors of the Company who are not also employees of the Company or any of its subsidiaries ("Eligible Directors"). At the conclusion of the Annual Meeting, the Company will have twelve Eligible Directors entitled to participate in the Director Plan. Adoption of the Director Plan requires the affirmative vote of a majority of the shares of the Common Stock represented at the meeting in person or by proxy.

  The summary of the Director Plan set forth below is subject to, and qualified by, the complete terms of the Director Plan which is attached as Exhibit A to this Proxy Statement.

PURPOSE

  The purpose of the Director Plan is to provide a means for the Company to attract and retain Eligible Directors and to provide opportunities for Common Stock ownership by Eligible Directors which will increase their proprietary interest in the Company's growth and success and provide incentives to the Eligible Directors to act in the best long-term interests of the Company and its stockholders. The Director Plan, if approved by stockholders, will replace the 1994 Stock Option Plan for Non-Employee Directors (the "1994 Plan"). The Board approved the replacement of the 1994 Plan in connection with a restructuring of Director compensation. See "Policies Relating to the Board of Directors--Compensation of Directors."

SHARES SUBJECT TO THE DIRECTOR PLAN

  Subject to adjustment as described below, 270,000 shares of Common Stock, plus 130,000 unissued shares of Common Stock under the 1994 Plan, shall be available for grants of Options under the Director Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding Options. If an outstanding Option expires, terminates or is cancelled or forfeited, the shares of Common Stock subject to such Option shall again be available under the Director Plan. Such shares may be either authorized but unissued or treasury shares.

ADMINISTRATION, GRANTS OF OPTIONS AND DURATION OF PLAN

  The Director Plan is administered by a committee (the "Committee") designated by the Board consisting of two or more members of the Board. Grants of Options under the Director Plan and the amount and nature of the awards to be granted are automatic. At the annual meeting of stockholders each year, beginning with the Annual Meeting, each Eligible Director will receive Options to purchase 2,500 shares of Common Stock. If a person is first elected or begins to serve as an Eligible Director on a date other than the date of an annual meeting of stockholders of the Company, such Eligible Director shall be granted an Option to purchase a number of shares of Common Stock, equal to 2,500, prorated based on the period of service until the date scheduled for the next annual meeting of stockholders of the Company. All questions regarding interpretation, administration and application of the Director Plan, any related agreements and instruments, and the value of shares of Common Stock subject to Options are subject to the good faith determination of the Committee, which determination is final and binding.

  The Director Plan shall remain in effect for ten years after its effective date, unless terminated earlier by the Board.

PARTICIPATION IN THE DIRECTOR PLAN

  Only Eligible Directors may participate in the Director Plan and are eligible to receive grants of Options.

TERMS OF OPTIONS

  Options give a participant the right to acquire shares of Common Stock. Options granted under the Director Plan are intended to be nonstatutory stock options for purposes of the Code. The Option price per share of Common Stock shall be 100% of the fair market value (as determined in the manner set forth in the Director Plan) of a share of Common Stock on the date of grant. The Option price must be paid in full at the time of exercise in cash, in shares of previously acquired Common Stock (which have been held for at least six months or purchased on the open market) having a fair market value at the time of exercise equal to the total Option price, partly in cash and partly in shares of Common Stock, or by means of a "cashless exercise," in each case as may be approved by the Committee.

  Options granted under the Director Plan are immediately exercisable and may be exercised at any time while the Eligible Director holding the Option remains a director and within two years after an Eligible Director ceases to be a Director of the Company or, if longer, one year after the death of such Eligible Director. Notwithstanding the foregoing, no Option may be exercised more than ten years after the date of grant.

TRANSFERABILITY

  Unless otherwise specified by the Committee, Options granted under the Director Plan may be transferable only (i) by will or the laws of descent and distribution, (ii) pursuant to beneficiary designation procedures approved by the Company, (iii) pursuant to a domestic relations order, (iv) to one or more family members of the Eligible Director or (v) to a trust, partnership or limited liability company in which the Eligible Director and/or one or more family members of the Eligible Director are the only beneficiaries, partners or members.

RECAPITALIZATIONS, MERGERS AND SIMILAR TRANSACTIONS

  In the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation or other similar transaction, the number and type of securities available under the Director Plan, the number and type of securities subject to each Option and the purchase price per security shall be adjusted automatically without an increase in the aggregate purchase price. In the event of a merger, consolidation, recapitalization or other transaction pursuant to which the outstanding shares of Common Stock are converted into securities or other property of the Company or of any other entity involved in such transaction, each outstanding Option shall be converted automatically into an option to purchase, for each share of Common Stock subject to such Option, the number of securities or amount of other property into which each outstanding share of Common Stock is so converted, at a purchase price for such securities or other property equal to the exercise price per share of Common Stock subject to such Option, and if the outstanding shares of Common Stock are converted into cash, each outstanding Option shall be converted automatically into the right to receive, for each share of Common Stock subject to such Option, the amount of cash into which each outstanding share of Common Stock is so converted, minus the exercise price per share of Common Stock subject to such Option.

FEDERAL INCOME TAX CONSEQUENCES

  Exercise of Options for Cash: The grant of nonstatutory stock options will not cause participants to recognize income subject to immediate Federal income taxation. Participants generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the acquired Common Stock over the Option exercise price. A subsequent disposition of the Common Stock acquired through exercise of an Option generally will give rise to capital gain or loss, which will be short-term or long-term depending upon the length of time the Common Stock was held.

  Exercise of Options with Previously Acquired Common Stock: In general, a participant will not recognize gain or loss on any unrealized appreciation or depreciation in the value of Common Stock used to pay the Option price on the exercise of an Option.

AMENDMENT OF THE DIRECTOR PLAN

  The Board may amend the Director Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation; provided, however, that no amendment shall be made without stockholder approval if such amendment would (i) increase the maximum number of shares of Common Stock available under the Director Plan or (ii) extend the term of the Director Plan. No amendment may impair the rights of a holder of an outstanding Option without the consent of such holder.

NEW PLAN BENEFITS

  The following table sets forth information regarding grants under the Director Plan to be made in 1998 and each year thereafter during the term of the Director Plan (assuming there remains twelve eligible directors in each such year) if the Director Plan is approved at the Annual Meeting.

       IMC GLOBAL INC. 1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

                                                             DOLLAR     NUMBER
                        NAME AND POSITION                   VALUE ($) OF OPTIONS
                        -----------------                   --------- ----------
      Non-Executive Director Group (12 persons)............    --       30,000

  Only the Non-Executive Director Group is listed because only non-employee Directors may participate in the Director Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORIZATION AND APPROVAL OF THE IMC GLOBAL INC. 1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (PROPOSAL NO. 2 ON THE PROXY CARD).

III. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, upon recommendation of the Audit Committee, appointed Ernst & Young LLP as independent auditors to examine and report on the financial statements of the Company and its subsidiaries and affiliates for the fiscal year ending December 31, 1998, subject to stockholder approval at the Annual Meeting.

  During the fiscal year ended December 31, 1997, Ernst & Young LLP provided the Company with audit services, including examinations of and reporting on the Company's consolidated financial statements, as well as those of several of its subsidiaries and affiliates and of certain of its employee benefit plans. Audit services also included accounting advisory services and review of filings with the SEC and the Annual Report to Stockholders. Ernst & Young LLP also performed certain non-audit services for the Company such as federal, state and local tax advisory services.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the stockholders.

  Ratification of the appointment of Ernst & Young LLP as independent auditors requires the affirmative vote of a majority of the shares of the Company's Common Stock represented at the meeting in person or by proxy.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY (PROPOSAL NO. 3 ON THE PROXY CARD).

                           MISCELLANEOUS INFORMATION

  The Board of Directors and management know of no matters which will be presented for consideration at the Annual Meeting other than those stated in the notice of Annual Meeting and described in this Proxy Statement.

DISCRETIONARY VOTING AUTHORITY

  If any matter properly comes before the Annual Meeting, the persons named in the accompanying proxy form will vote such proxy in accordance with their judgment regarding such matters, including the election of a Director or Directors other than those named herein if an emergency or unexpected occurrence makes the use of discretionary authority necessary, and also regarding matters incident to the conduct of the Annual Meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 1999 ANNUAL MEETING OF
STOCKHOLDERS

  For stockholders who may be interested in submitting a resolution for consideration at the 1999 Annual Meeting of Stockholders, the deadline for submitting such proposals in order to be considered for inclusion in the 1999 Proxy Statement is November 18, 1998. The Committee on Directors and Board Affairs considers stockholder recommendations of future nominees for election to the Board of Directors. The Amended and Restated By-Laws of the Company provide that a stockholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice thereof to the Secretary, delivered or mailed to and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting, or if less than 70 days' notice of the meeting or prior public disclosure of the date of the meeting is given or made to stockholders, not later than the close of business on the 10th day following the day on which the notice of the meeting was mailed or, if earlier, the day on which such public disclosure was made. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Company may require that the proposed nominee furnish other information to determine that person's eligibility to serve as Director. A nomination which does not comply with the above procedure will be disregarded. Proposals should be sent to the Corporate Secretary of the Company, 2100 Sanders Road, Northbrook, Illinois 60062-6146.

By Order of the Board of Directors

/s/ Rose Marie Williams

Rose Marie Williams
Corporate Secretary

Dated: March 17, 1998

                        DIRECTIONS TO THE DEER PATH INN

  The Deer Path Inn is located at 255 East Illinois Road in downtown Lake Forest, Illinois. The telephone number of the Deer Path Inn is 847-234-2280.

GENERAL

  The Deer Path Inn's parking lot is located at the corner of Bank Lane and Illinois Road, just east of the Inn. The entrance to the lot is on Illinois Road.

  The meeting will be held in the Windsor Room. The entrance to the Windsor Room is located on the east side of the building.

FROM CHICAGO


Take I-94 north (Edens Expressway) to Route 41 north. Exit Deer Path Road, approximately 35 miles north of the Chicago Loop. Turn right (east) onto Deer Path, going east. After about 1 mile, turn right at Green Bay Road. Turn left onto Illinois. Deer Path Inn is located on the second block on the right-hand side.

FROM O'HARE INTERNATIONAL AIRPORT


When leaving O'Hare proceed to Wisconsin exit sign and follow ramp to I-294. Continue on I-294 to Route 60 (Townline Road). Take Route 60 east until it dead ends at Hwy 41 and turn left at the light. Exit onto Deer Path Road and turn right (east). Follow it until Green Bay Road. Turn right and proceed for one short block to Illinois Road. Turn left onto Illinois. Deer Path Inn is located on the second block on the right-hand side.

FROM MILWAUKEE


Take I-94 east (south) to exit Route 41 to Waukegan. Keep to the LEFT. Continue south on Route 41 to Deer Path Road. Exit onto Deer Path Road and turn left (east). Follow it until Green Bay Road. Turn right and proceed for one short block to Illinois Road. Turn left onto Illinois. Deer Path Inn is located on the second block on the right-hand side.

FROM WAUKEGAN ROAD


Take Waukegan Road to Deer Path Road. Take Deer Path Road east and follow it until Green Bay Road. Turn right on Green Bay Road and proceed for one short block to Illinois Road. Turn left onto Illinois. Deer Path Inn is located on the second block on the right-hand side.

                                   EXHIBIT A

                                IMC GLOBAL INC.

               1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

                                I. INTRODUCTION

  1.1 Purposes. The purposes of the IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors (this "Plan") are to (i) advance the interests of IMC Global Inc. (the "Company") by attracting and retaining qualified persons who are not officers or employees of the Company or any subsidiary of the Company for service as directors of the Company ("Eligible Directors"), (ii) align the interests of the Eligible Directors and the stockholders of the Company by increasing the proprietary interests of the Eligible Directors in the Company's growth and success and (iii) provide enhanced incentives to the Eligible Directors to act in the long-term best interests of the Company and its stockholders.

  1.2 Administration. This Plan shall be administered by a committee (the "Committee") designated by the Board of Directors of the Company (the "Board") consisting of two or more members of the Board. Each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof and establish rules and regulations it deems necessary or desirable for the administration of this Plan. All such interpretations, rules and regulations shall be final, binding and conclusive. Each option shall be evidenced by a written agreement (an "Agreement") between the Company and the optionee setting forth the terms and conditions of such option.

  No member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law and under any directors' and officers' liability insurance that may be in effect from time to time.

  A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at a meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

  1.3 Shares Available. Subject to adjustment as provided in Section 3.6, 270,000 shares of common stock, par value $1.00 per share, of the Company ("Common Stock") plus the number of shares of Common Stock available for issuance under the IMC Global Inc. 1994 Stock Option Plan for Non-Employee Directors, shall be available for grants of options under this Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options. To the extent that shares of Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such option (other than by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise price of such option), such shares of Common Stock shall again be available under this Plan. Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof.

                               II. STOCK OPTIONS

  2.1 Grants. On the date of each annual meeting of stockholders of the Company, commencing with the annual meeting of stockholders of the Company to be held in 1998, each person who is an Eligible Director immediately after such annual meeting of stockholders shall be granted an option to purchase 2,500 shares of Common Stock. If a person is first elected or begins to serve as an Eligible Director (other than by reason of termination of employment with the Company or a subsidiary of the Company) on a date other than the date of an annual meeting of stockholders of the Company, such Eligible Director shall be granted an option to purchase a number of shares of Common Stock equal to 2,500, prorated based on the period of service until the date scheduled for the next annual meeting of stockholders of the Company. Each option granted pursuant to this Plan shall have an exercise price per share equal to the Fair Market Value of a share of Common Stock on the date of grant of such option. "Fair Market Value" shall mean the closing transaction price of a share of Common Stock as reported in New York Stock Exchange Composite Transactions, on the date as of which such value is being determined or, if there shall be no reported transaction on such date, on the next preceding date for which a transaction was reported; provided, however, that Fair Market Value may be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate. All options granted under this Plan shall constitute options which do not meet the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended.

  2.2 Exercises. Options granted under this Plan shall be exercisable as follows:

    (a) Option Period and Exercisability. Each option granted under this Plan shall be fully exercisable on and after its date of grant in accordance with the terms of this Plan. Each option granted under this Plan shall expire 10 years after its date of grant. An exercisable option, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock.

    (b) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash,
  (B) by delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock (which the optionee has held for at least six months prior to the delivery of such shares or which the optionee purchased on the open market and in each case for which the optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option and (ii) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D). Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company's satisfaction).

    (c) Termination of Directorship. If an optionee's service as a director of the Company terminates for any reason, each option held by such optionee may thereafter be exercised by such optionee (or such optionee's legal representative or similar person) until and including the earlier to occur of (i) the date which is two years after the effective date of such optionee's termination of service as a director of the Company and (ii) the expiration date of the term of such option; provided, however, that if such optionee dies during such period following termination of service as a director of the Company, such option may thereafter be exercised by such optionee's executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of (i) the later of
  (A) the date which is two years after the effective date of such optionee's termination of service as a director of the Company and (B) the date which is one year after the date of such death and (ii) the expiration date of the term of such option.

                                 III. GENERAL

  3.1 Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 1998 annual meeting of stockholders, shall become effective on the date of such approval. No option may be exercised prior to the date of such stockholder approval. In the event that this Plan is not approved by the stockholders of the Company, this Plan and any options granted hereunder shall be null and void. This Plan shall terminate 10 years after its effective date unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any option granted prior to such termination.

  3.2 Amendment. The Board may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation; provided, however, that no amendment shall be made without stockholder approval if such amendment would (i) increase the maximum number of shares of Common Stock available under this Plan (subject to Section 3.6) or (ii) extend the term of this Plan. No amendment may impair the rights of a holder of an outstanding option without the consent of such holder.

  3.3 Agreement. No option shall be valid until an Agreement is executed by the Company and the optionee and, upon execution by the Company and the optionee and delivery of the Agreement to the Company, such option shall be effective as of the effective date set forth in the Agreement.

  3.4 Transferability. Unless otherwise specified in the Agreement relating to an option, options granted hereunder may be transferable (i) by will or the laws of descent and distribution, (ii) pursuant to beneficiary designation procedures approved by the Company, (iii) pursuant to a domestic relations order, (iv) to one or more family members of the optionee, (v) to a trust or trusts for the exclusive benefit of the optionee and/or one or more family members of the optionee, (vi) to a partnership in which the optionee and/or one or more family members of the optionee are the only partners, (vii) to a limited liability company in which the optionee and/or one or more family members of the optionee are the only members, or (viii) to such other persons or entities as may be specified in the Agreement relating to an option or approved in writing by the Committee prior to such transfer. Except to the extent permitted by the preceding sentence, each option may be exercised during the optionee's lifetime only by the optionee or the optionee's legal representative or similar person. Except as permitted by the second preceding sentence, (i) no option granted hereunder shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process and (ii) upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any option granted hereunder, such option and all rights thereunder shall immediately become null and void.

  3.5 Restrictions on Shares. Each option granted hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise of such option or the delivery of shares thereunder, such option shall not be exercised and such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any option hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

  3.6 Adjustment. In the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and type of securities available under this Plan, the number and type of securities subject to each outstanding option, the purchase price per security and the number and type of securities subject to each option to be granted pursuant to this Plan shall be adjusted automatically without an increase in the aggregate purchase price. In the event of a merger, consolidation, recapitalization or other transaction pursuant to which the outstanding shares of Common Stock are converted into securities or other property of the Company or of any other entity involved in such transaction, each outstanding option shall be converted automatically into an option to purchase, for each share of Common Stock subject to such option, the number of securities or amount of other property into which each outstanding share of Common Stock is so converted, at a purchase price for such number of securities or such amount of other property equal to the exercise price per share of Common Stock subject to such option; provided, that if the outstanding shares of Common Stock are converted into cash, each outstanding option shall be converted automatically into the right to receive, for each share of Common Stock subject to such option, an amount of cash equal to the cash into which each outstanding share of Common Stock is so converted, minus the exercise price per share of Common Stock subject to such option. If any adjustment would result in a fractional security being (i) available under this Plan, such fractional security shall be disregarded, or (ii) subject to an option under this Plan, the Company shall pay the optionee, in connection with the first exercise of the option in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (A) the fraction of such security (rounded to the nearest hundredth) by (B) the excess, if any, of (x) the Fair Market Value on the exercise date over (y) the exercise price of the option.

  3.7 No Right to Continue as a Director. Neither the adoption of this Plan nor the grant of any option hereunder shall (i) confer upon any person any right to continue as a director of the Company or (ii) affect in any manner the right of the Company or its stockholders to remove any person as a director of the Company to the extent that such director may have been removed if this Plan had not been adopted and no options had been granted hereunder.

  3.8 Rights as a Stockholder. No person shall have any rights as a stockholder of the Company with respect to any shares of Common Stock which are subject to an option granted hereunder until such person becomes a stockholder of record with respect to such shares of Common Stock.

  3.9 Designation of Beneficiary. If permitted by the Company, an optionee may file with the Committee a written designation of one or more persons as such optionee's beneficiary or beneficiaries (both primary and contingent) in the event of the optionee's death. To the extent an outstanding option granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option. Each beneficiary designation shall become effective only when filed in writing with the Committee during the optionee's lifetime on a form prescribed by the Committee. The spouse of a married optionee domiciled in an community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If an optionee fails to designate a beneficiary, or if all designated beneficiaries of an optionee predecease the optionee, then each outstanding option granted hereunder held by such optionee, to the extent exercisable, may be exercised by such optionee's executor, administrator, legal representative or similar person.

  3.10 Governing Law. This Plan, each option granted hereunder and its related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

--------------------------------------------------------------------------------
                                  P R O X Y


                                IMC GLOBAL INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
               THE COMPANY FOR THE ANNUAL MEETING, APRIL 29, 1998

The undersigned hereby constitutes and appoints Robert E. Fowler, Jr., Marschall I. Smith and Rose Marie Williams and each of them, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Stockholders of IMC Global Inc. to be held at the Deer Path Inn, 255 East Illinois Road, Lake Forest, Illinois 60045 on Wednesday, April 29, 1998, at 12:00 noon, Local Time, and at any adjournments thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given.

Election of Directors, Nominees (see reverse side)

                                       COMMENTS: (SUCH AS CHANGE OF ADDRESS)

For a Term Expiring in 2001
Raymond F. Bentele                     ---------------------------------------
Robert W. Bruce III
Rod F. Dammeyer                        ---------------------------------------
Donald F. Mazankowski
                                       ---------------------------------------

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS AS NOTED IN THE PROXY STATEMENT AND ON THE REVERSE SIDE. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                  SEE REVERSE
                                      SIDE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.
  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

                                FOR   WITHHELD      FOR A TERM EXPIRING IN 2001:
1. Election of four Directors   [_]     [_]           Raymond F. Bentele
                                                      Robert W. Bruce III
                                                      Rod F. Dammeyer
                                                      Donald F. Mazankowski

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

2. Authorize and approve the IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors

                         FOR      AGAINST      ABSTAIN
                         [_]        [_]          [_]

3. Ratification of the appointment of the Independent Auditors

                         [_]        [_]          [_]

Please check this box if you plan to attend the Annual Meeting.

                         [_]


SIGNATURE(S) ____________________________________ DATE ________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.


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